Exhibit 99.1

Contact:	Kent Cauley, VP & Corporate Controller
U.S. Concrete, Inc.
713-499-6222

U.S. CONCRETE REPORTS FIRST QUARTER 2012 RESULTS

●	Consolidated revenue increases 41.3% to $123.0 million
●	Ready-mixed concrete volume rises 39.7% to 1,014 cubic yards
●	Ready-mixed concrete average sales prices improve 6.4%
●	Adjusted EBITDA of $1.2 million

HOUSTON, TEXAS – MAY 11, 2012 – U.S. Concrete, Inc. (NASDAQ: USCR) today reported a net loss of $10.2 million, or $(0.84) per diluted share, for the first quarter of 2012, compared to a net loss of $24.7 million, or $(2.07) per diluted share, in the first quarter of 2011.  Included in first quarter 2012 net loss amounts were non-cash losses related to fair value changes in the Company’s derivatives of approximately $3.4 million and approximately $1.1 million of expense related to the planned relocation of the corporate headquarters to Euless, Texas on or about July 1, 2012. Included in first quarter 2011 net loss amounts were non-cash losses related to fair value changes in the Company’s derivatives of approximately $6.2 million and approximately $1.4 million related to the departure of our former President and Chief Executive Officer. Excluding the loss on derivatives and relocation related expenses, net loss and net loss per share for the first quarter of 2012 would have been $5.7 million, or $(0.47) per diluted share. Excluding the loss on derivatives and expenses related to the departure of the Company’s former President and Chief Executive Officer, net loss and net loss per share for the first quarter of 2011 would have been $17.1 million, or $(1.43) per diluted share.

FIRST QUARTER 2012 RESULTS
Consolidated revenue in the first quarter of 2012 increased 41.3% to $123.0 million, compared to $87.0 million in the first quarter of 2011.  Revenue from the ready-mixed concrete and concrete-related products segment increased $33.8 million, or 43.3%, to $111.9 million for the first quarter of 2012, from $78.1 million in the corresponding period of 2011. Ready-mixed volumes and average sales prices per cubic yard were both higher in the first quarter of 2012.  The Company’s ready-mixed sales volume for the first quarter of 2012 was approximately 1.01 million cubic yards, up 39.7% from the 0.73 million cubic yards of ready-mixed concrete we sold in the first quarter of 2011. The Company’s consolidated average sales price per cubic yard of ready-mixed concrete increased 6.4% during the first quarter of 2012, as compared to the first quarter of 2011.  Precast concrete products segment revenue was up $3.0 million, or 25.2%, to $15.0 million for the first quarter of 2012 from $12.0 million during the corresponding period of 2011.

Commenting on the first quarter of 2012 results, William J. Sandbrook, President and Chief Executive Officer of U.S. Concrete, said, “Our focus on price discipline was demonstrated by a 6.4% pricing improvement during the first quarter and this represents the fourth consecutive quarter of year-over-year increases. While it may be too soon to tell if volume in future quarters will be affected by work being pulled forward because of the extremely mild weather during the first quarter, we are encouraged by the level of activity in our markets.”
The Company’s loss from continuing operations improved $11.4 million, to $4.3 million in the first quarter of 2012, compared to a loss from continuing operations of $15.7 million in the first quarter of 2011. The first quarter of 2012 included approximately $1.1 million of expenses related to the planned relocation of the corporate headquarters this year. Adjusted earnings before interest, income taxes, depreciation and amortization (“EBITDA”) was $1.2 million in the first quarter of 2012, compared to adjusted EBITDA of $(9.0) million in the first quarter of 2011.  Adjusted EBITDA margin, which is adjusted EBITDA as a percentage of revenue, for the first quarter of 2012 was 1.0 percent, compared to (10.3) percent in the first quarter of 2011.
The Company defines adjusted EBITDA as net income (loss) plus expense (benefit) for income taxes, net interest expense, depreciation, depletion and amortization, derivative loss (income), expense related to the Company’s planned relocation of the corporate headquarters, and expenses related to the departure of the Company’s former President and Chief Executive Officer. Adjusted EBITDA is a non-GAAP financial measure.  For a reconciliation of adjusted EBITDA, free cash flow and net debt (which are other non-GAAP financial measures used in this earnings release) to the most directly comparable GAAP financial measures, please see the attached “Additional Statistics” schedule.
Mr. Sandbrook, continued, “Our results portray the impact and leverage of higher volume and pricing and our disciplined approach to managing costs. That being said, we have experienced higher major input costs, especially in fuel, but were able to cover these increases with healthy price gains.”
Selling, general and administrative expenses (“SG&A”) were approximately $15.2 million in the first quarter of 2012 and $15.0 million in the first quarter of 2011. The first quarter of 2012 included approximately $1.1 million of expenses related to the planned relocation of the corporate headquarters this year. The 2011 expenses included approximately $1.4 million of cost accruals related to the departure of the Company’s former President and Chief Executive Officer. As a percent of sales excluding both the 2012 corporate headquarter charge and the 2011 charge related to the departure of the former President and Chief Executive Officer, SG&A declined from 15.6% of sales in the first quarter of 2011 to 11.5% of sales in the first quarter of 2012.
The Company’s gain on sale of assets was $0.6 million during the first quarter of 2012, compared to a gain on sale of assets of $0.1 million during the first quarter of 2011. The gain in the first quarter of 2012 was primarily due to increased sales of excess land, vehicles and equipment when compared to the first quarter of 2011.

Depreciation, depletion and amortization expense decreased $1.2 million, or 24.4%, to $3.9 million in the first quarter of 2012 from $5.1 million in the corresponding period of 2011. The decrease was primarily due to certain assets becoming fully depreciated during the later part of 2011.
Net interest expense increased approximately $0.3 million to $2.9 million during the first quarter of 2012, compared to $2.6 million during the corresponding period of 2011. The increase was due primarily to higher borrowings during the first quarter of 2012 under the revolving credit facility and higher non-cash amortization of deferred financing costs related to the Company’s 9.5% Convertible Secured Notes due 2015 (the “Convertible Notes”) and non-cash accretion of the recorded discount on the Convertible Notes.
During the first quarter of 2012, the Company recorded a $3.4 million non-cash loss on derivatives. This non-cash loss was comprised of $2.3 million from fair value changes in the embedded derivative related to the Company’s Convertible Notes and $1.1 million from fair value changes in warrants. This is compared to a non-cash loss of $6.2 million during the corresponding period of 2011. These changes are due primarily to the increase in the price of the Company’s common stock during both quarters.
Income tax expense was approximately $0.2 million in the first quarter of 2012, compared to $0.4 million in the first quarter of 2011.  The Company’s effective tax rate differs substantially from the federal statutory rate primarily due to the application of a valuation allowance that reduced the recognized benefit of deferred tax assets.  In addition, certain state income taxes are calculated on bases different than pre-tax income (loss).  This resulted in recording income tax expense in certain states that experience a pre-tax loss.
The Company used cash in operations of $4.4 million for the first quarter of 2012, compared to cash used in operations of $6.3 million for the first quarter of 2011. The improvement in the first quarter of 2012 was primarily the result of higher profitability. The Company’s free cash flow for the first quarter of 2012 was $(3.5) million, as compared to $(7.6) million for the first quarter of 2011.  We define Free Cash Flow as cash provided by (used in) operations less capital expenditures for property, plant and equipment, net of disposals. Capital expenditures declined $1.3 million to $0.5 million for the first quarter of 2012, as compared to $1.8 million for the first quarter of 2011.  The proceeds from asset disposals increased $0.9 million during the first quarter of 2012 due to cash received for the sales of excess land, vehicles and equipment.
The Company’s net debt at March 31, 2012 was approximately $62.2 million, up $4.7 million from March 31, 2011.  We define Net Debt as total debt, including current maturities and capital lease obligations, minus cash and cash equivalents.  The increase in the Company’s net debt was related primarily to an increase in borrowings under our revolving credit facility. Net debt at March 31, 2012 was comprised of total debt of $67.6 million, less cash and cash equivalents of $5.4 million.

Ready-mix backlog at the end of the first quarter of 2012 was up approximately 11% compared to the end of the fourth quarter 2011 and up approximately 4% compared to the end of the first quarter 2011.

CONFERENCE CALL
U.S. Concrete has scheduled a conference call for Friday, May 11, 2012, at 10:00 a.m., Eastern Time, to review its first quarter 2012 results.  To participate in the call, dial (480) 629-9692 at least ten minutes before the conference call begins and ask for the U.S. Concrete conference call.  A replay of the conference call will be available through Monday, June 11, 2012.  To access the replay, dial (303) 590-3030 and use the access code 4536287.
Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by accessing www.us-concrete.com.  To listen to the live call on the Web, please visit the Web site at least 15 minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live Web cast, an archive will be available shortly after the call on the Company’s Web site at www.us-concrete.com within the “Investors” section of the site.

USE OF NON-GAAP FINANCIAL MEASURES
This press release uses the non-GAAP financial measures “adjusted EBITDA,” “adjusted EBITDA margin,” “free cash flow” and “net debt.”  The impact of non-cash derivative losses, expenses related to the Company’s planned relocation of the corporate headquarters and expenses related to the departure of the former President and CEO on net loss and net loss per share also represent non-GAAP financial measures. The Company has included adjusted EBITDA and adjusted EBITDA margin in this press release because it is widely used by investors for valuation and comparing the Company’s financial performance with the performance of other building material companies.  The Company also uses adjusted EBITDA and adjusted EBITDA margin to monitor and compare the financial performance of its operations.  Adjusted EBITDA does not give effect to the cash the Company must use to service its debt or pay its income taxes, and thus does not reflect the funds actually available for capital expenditures.  In addition, the Company’s presentation of adjusted EBITDA and adjusted EBITDA margin may not be comparable to similarly titled measures that other companies report. The Company considers free cash flow to be an important indicator of its ability to service debt and generate cash for acquisitions and other strategic investments.  The Company believes that net debt is useful to investors as a measure of its financial position.  The Company presents the impact of non-cash derivative losses, expenses related to the Company’s planned relocation of the corporate headquarters and expenses related to the departure of the former President and CEO on net loss and net loss per share to provide more consistent information for investors to use when comparing operating results for the first quarter of 2012 to the first quarter of 2011. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported operating results or cash flow from operations or any other measure of performance as determined in accordance with GAAP.  See the attached “Additional Statistics” for reconciliation of each of these non-GAAP financial measures to the most comparable GAAP financial measures for the three months ended March 31, 2012 and 2011.

ABOUT U.S. CONCRETE
 U.S. Concrete services the construction industry in several major markets in the United States through its two business segments: ready-mixed concrete and concrete-related products; and precast concrete products. The Company has 94 fixed and 11 portable ready-mixed concrete plants, seven precast concrete plants and seven producing aggregates facilities. During 2011, these plant facilities produced approximately 4.0 million cubic yards of ready-mixed concrete from continuing operations and 3.0 million tons of aggregates. For more information on U.S. Concrete, visit www.us-concrete.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This press release contains various forward-looking statements and information that are based on management's belief, as well as assumptions made by and information currently available to management. These forward-looking statements speak only as of the date of this press release. The Company disclaims any obligation to update these statements and cautions you not to rely unduly on them.  Forward-looking information includes, but is not limited to, statements regarding: the stability of the business; encouraging nature of first quarter volume and pricing increases; ready-mix backlog; ability to maintain our cost structure and the improvements achieved during our restructuring and monitor fixed costs; ability to maximize liquidity, manage variable costs, control capital spending and monitor working capital usage; and the adequacy of current liquidity.  Although U.S. Concrete believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including, among other matters: general and regional economic conditions; the level of activity in the construction industry; the ability of U.S. Concrete to complete acquisitions and to effectively integrate the operations of acquired companies; development of adequate management infrastructure; departure of key personnel; access to labor; union disruption; competitive factors; government regulations; exposure to environmental and other liabilities; the cyclical and seasonal nature of U.S. Concrete's business; adverse weather conditions; the availability and pricing of raw materials; the availability of refinancing alternatives; and general risks related to the industry and markets in which U.S. Concrete operates. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. These risks, as well as others, are discussed in greater detail in U.S. Concrete's filings with the Securities and Exchange Commission, including U.S. Concrete's Annual Report on Form 10-K for the year ended December 31, 2011 and subsequent Quarterly Reports on Form 10-Q.

(Tables Follow)

U.S. CONCRETE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2012	2011

Revenue	$123,004	$87,049
Cost of goods sold before depreciation, depletion and amortization	108,839	82,809
Selling, general and administrative expenses	15,239	14,964
Depreciation, depletion and amortization	3,848	5,093
Gain on sale of assets	(597)	(72)
Loss from continuing operations	(4,325)	(15,745)
Interest expense, net	(2,869)	(2,628)
Derivative loss	(3,391)	(6,247)
Other income, net	545	257
Loss before income taxes	(10,040)	(24,363)
Income tax expense	190	351
Net loss	$(10,230)	$(24,714)

Basic and diluted net loss per share	$(0.84)	$(2.07)

Basic and diluted weighted average shares outstanding	12,140	11,958

U.S. CONCRETE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31,	December 31,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$5,369	$4,229
Trade accounts receivable, net	79,383	82,195
Inventories	32,807	33,156
Deferred income taxes	4,652	4,573
Prepaid expenses	5,049	3,785
Other current assets	6,909	5,962
Total current assets	134,169	133,900

Property, plant and equipment, net	122,421	126,225
Goodwill	1,481	1,481
Other assets	7,532	8,048
Total assets	$265,603	$269,654

LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt	$1,153	$615
Accounts payable	39,471	46,749
Accrued liabilities	34,226	31,233
Derivative liabilities	5,696	2,305
Total current liabilities	80,546	80,902

Long-term debt, net of current maturities	66,413	60,471
Other long-term obligations and deferred credits	6,416	6,547
Deferred income taxes	5,712	5,654
Total liabilities	159,087	153,574

Commitments and contingencies

Equity:
Preferred stock	–	–
Common stock	13	13
Additional paid-in capital	134,619	133,939
Accumulated deficit	(27,687)	(17,457)
Treasury stock, at cost	(429)	(415)
Total stockholders’ equity	106,516	116,080
Total liabilities and equity	$265,603	$269,654

U.S. CONCRETE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2012	2011

CASH FLOWS FROM OPERATING ACTIVITIES	$(4,403)	$(6,254)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(520)	(1,823)
Proceeds from disposals of property, plant and equipment	1,411	515
Net cash provided by (used in) investing activities	891	(1,308)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings	39,584	18,094
Repayments of borrowings	(34,069)	(11,253)
Purchase of treasury shares	(14)	(66)
Payments for seller-financed debt and Michigan redemption	(849)	(1,305)
Net cash provided by financing activities	4,652	5,470
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1,140	(2,092)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	4,229	5,290
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$5,369	$3,198

U.S. CONCRETE, INC.
SELECTED REPORTABLE SEGMENT INFORMATION
(In thousands)
(Unaudited)
	Three Months Ended March 31,
	2012	2011
Revenue:
Ready-mixed concrete and concrete-related products	$111,911	$78,080
Precast concrete products	14,971	11,960
Intercompany revenue	(3,878)	(2,991)
Total revenue	$123,004	$87,049

Segment operating loss:
Ready-mixed concrete and concrete-related products	$3,403	$(8,281)
Precast concrete products	(542)	(1,292)
Derivative loss	(3,391)	(6,247)
Unallocated overhead and other income	(138)	518
Corporate:
Selling, general and administrative expenses	(6,503)	(6,433)
Interest expense, net	(2,869)	(2,628)
Loss before income taxes	$(10,040)	$(24,363)

Depreciation, depletion and amortization:
Ready-mixed concrete and concrete-related products	$3,066	$4,201
Precast concrete products	261	315
Corporate	521	577
Total depreciation, depletion and amortization	$3,848	$5,093

U.S. CONCRETE, INC.
ADDITIONAL STATISTICS
 (Unaudited)

We report our financial results in accordance with generally accepted accounting principles in the United States (“GAAP”).  However, our management believes that certain non-GAAP performance measures and ratios, which our management uses in managing our business, may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. See the table below for (1) presentations of our adjusted EBITDA, adjusted EBITDA margin and Free Cash Flow for the three months ended March 31, 2012 and 2011, and Net Debt as of March 31, 2012 and December 31, 2011 and (2) corresponding reconciliations to GAAP financial measures for the three months ended March 31, 2012 and 2011 and as of March 31, 2012 and December, 2011.  We have also provided below (1) the impact of non-cash derivative losses, expenses related to the Company’s relocation of the corporate headquarters and expenses related to the departure of the former President and CEO on net loss and net loss per share and (2) corresponding reconciliations to GAAP financial measures for the three months ended March 31, 2012 and 2011. We have also shown below certain Ready-Mixed Concrete Statistics for the three months ended March 31, 2012 and 2011.

We define adjusted EBITDA as our income (loss) from continuing operations, plus the provision (benefit) for income taxes, net interest expense, depreciation, depletion and amortization, derivative (income) loss and expense related to the Company’s planned relocation of the corporate headquarters. We define adjusted EBITDA margin as the amount determined by dividing adjusted EBITDA by total revenue.  We have included adjusted EBITDA and adjusted EBITDA margin in the accompanying tables because they are widely used by investors for valuation and comparing our financial performance with the performance of other building material companies. We also use adjusted EBITDA and adjusted EBITDA margin to monitor and compare the financial performance of our operations.  Adjusted EBITDA does not give effect to the cash we must use to service our debt or pay our income taxes and thus does not reflect the funds actually available for capital expenditures.  In addition, our presentation of adjusted EBITDA may not be comparable to similarly titled measures other companies report.

We have included the impact of non-cash derivative losses, expenses related to the Company’s planned relocation of the corporate headquarters and expenses related to the departure of the former President and CEO on net loss and net loss per share to provide more consistent information for investors to use when comparing operating results for the first quarter of 2012 with the first quarter of 2011.

We define Free Cash Flow as cash provided by (used in) operations less capital expenditures for property, plant and equipment, net of disposals. We consider Free Cash Flow to be an important indicator of our ability to service our debt and generate cash for acquisitions and other strategic investments.

We define Net Debt as total debt, including current maturities and capital lease obligations, minus cash and cash equivalents.  We believe that Net Debt is useful to investors as a measure of our financial position.

Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported operating results or cash flow from operations or any other measure of performance prepared in accordance with GAAP.

	Three Months Ended March 31, 2012	Three Months Ended March 31, 2011
	(In thousands, except average price amounts and net loss per share)
Ready-Mixed Concrete Statistics:
Average price per cubic yard (in dollars)	$97.44	$91.61
Volume in cubic yards	1,014	726

Adjusted Net Income and EPS:
Net Loss	$(10,230)	$(24,714)
Add: Derivative loss	3,391	6,247
Add: Expenses related to corporate headquarters’ relocation	1,127	–
Add: Expenses related to the departure of former President and CEO	–	1,414
Adjusted net loss	$(5,712)	$(17,053)

Net loss per share	$(0.84)	$(2.07)
Add: Impact of derivative loss	0.28	0.52
Add: Impact of expenses related to corporate headquarters’ relocation	0.09	–
Add: Impact of expenses related to the departure of former President and CEO	–	0.12
Adjusted net loss per share	$(0.47)	$(1.43)

Adjusted EBITDA reconciliation:
Net Loss	$(10,230)	$(24,714)
Income tax provision (benefit)	190	351
Interest expense, net	2,869	2,628
Derivative loss	3,391	6,247
Depreciation, depletion and amortization	3,848	5,093
Expenses related to corporate headquarters’ relocation	1,127	–
Expenses related to the departure of former President and CEO	–	1,414
Adjusted EBITDA	$1,195	$(8,981)
Adjusted EBITDA margin	1.0%	-10.3%

Free Cash Flow reconciliation:
Net cash provided by operations	$(4,403)	$(6,254)
Less: capital expenditures	(520)	(1,823)
Plus: proceeds from the sale of assets	1,411	515
Free Cash Flow	$(3,512)	$(7,562)

	As of March 31, 2012	As of December 31, 2011
Net Debt reconciliation:
Total debt, including current maturities and capital lease obligations	$67,566	$61,086
Less: cash and cash equivalents	5,369	4,229
Net Debt	$62,197	$56,857